Exhibit 10.1

Strategic Alliance Agreement

This Strategic Alliance Agreement ("SAA") is entered into by and between Magnegas Corporation ("MNGA") and TIES International a Kuwaiti company ("TIES") entered into on this 29th day of October, 2009.

1. Recitals

Whereas, MNGA is a corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida.

Whereas TIES is a company organized and existing under the laws of the Kuwait with its principle place of business in Kuwait.

Whereas, TIES is Kuwaiti company engaged in the business of engineering total solutions for clients in the oil sector, power sector and wastewater sector (www.TIES.com.kw).

Whereas, MNGA is a Delaware Corporation engaged in the business of generating a hydrogen based gaseous fuel, irrigation water and other byproducts from liquid waste with its patented Plasma Arc Flow technology.

Whereas, MNGA and TIES are desirous to enter into a collaboration for promotion of the technology in the Middle East. The focus of promotion will be in two main markets. The first market is the conversion of sewage to clean water and fuel. There is a current environmental sewage catastrophe in Kuwait has prompted finding a solution and thus establishing the collaboration between the two parties. The second market is the conversion of refinery oil waste to Magnegas or hydrogen. There is an enormous environmental problem in Kuwait with the disposal of oil and petro-chemical refinery waste that can potentially be solved with the Magnegas technology.

MNGA and TIES agree to the following:

2. Responsibilities for a Strategic Alliance

a)	MNGA will provide the technical know-how and related support regarding the Magnegas Technology, its byproducts and use thereof
b)	TIES will provide the local promotional and engineering support.
c)	The collaboration of the two parties are also desirous of setting up manufacturing facilities for the MNGA technology in the local region.

3. Scope of Alliance

a) The alliance will focus on the following:
I. Selling Plasma Arc Flow equipment to convert sewage to irrigation water and fuel.

4. This is a NON-EXCLUSIVE Agreement

5. Website Links and Image Authorization
www.magnegas.com
www.TIES.com.kw

MNGA and TIES authorize each other to be named as a "Partner" on each others website with a corporate logo linking to its website.

MNGA and TIES have the right to withdraw from this agreement at any time. The other party has to delete all logos, references or links from its website upon written demand not later than 3 days after receiving this demand by e-mail and/or fax.

DATED: 29 Oct '09	/s/ Dr Adnan Al Homoud
Dr Adnan Al Homoud, TIES

DATED: 29 Oct '09	/s/ Dr. Ruggero Santilli
Dr. Ruggero Santilli Magnegas Corporation